Exhibit 10.15


April 18, 2007

Louis P. Nunes
32 Matchett Street
Boston, MA 02135

Dear Louis:

It is my pleasure to offer you the position of Chief Financial Officer "CFO", reporting to the CEO. In this position you will be responsible for the overall financial management of the company. This will include managing all aspects of accounting, public company compliance, analysis and strategic financial direction. In addition to these tasks, you will have other general duties as assigned by your manager.

As we've discussed, this offer is contingent upon receipt of a satisfactory investigation report of your background, which you will be required to authorize as a condition of your employment. This contingency is to be settled by no later than May 30, 2007 or else you can assume we no longer need such checking. If a background check is performed by a third party you will receive a copy of the report.

This letter and accompanying enclosures will summarize important details of matters pertaining to your employment. Our benefits, payroll, and other human resource management services are provided through Administaff, Inc., a professional employer organization. Lightspace's current benefits are described in the document called "Lightspace 2007 Benefits Summary for Full-Time Employees", a copy of which is enclosed. As a result of Lightspace's arrangement with Administaff, Administaff will be considered your employer of record for these purposes and your manager here at Lightspace will be responsible for working with you in setting your objectives and reviewing your performance at Lightspace.

Compensation: The Company offers you a base salary of $10,416.67 per month, $125,000.00 annualized. The Company will also include you in the management bonus program. This will be a discretionary bonus plan that will be decided on by the Board of Directors. As the CFO for Lightspace, you will also be a part of the Employee Stock Option Plan. You will be granted the option to purchase 250,000 shares of Lightspace common stock. These options will vest annually over a three year term.

Expenses. The company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of Lightspace's business. All expenses claimed are subject to the review and approval of your supervisor. Records must be maintained and submitted for any expenses to be reimbursed - including destination for auto mileage totals and receipts for all other items.

Company Property. During and after your employment, you will not use any Company Property for any purpose other than for the benefit of the Company. Except for business uses related to the performance of your job, you will not remove from the Company premises any Company Property without written consent of your supervisor. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company Property. You will also return all copies of Company Property, and any Work Product derived from Company Property.

"Company Property" means Trade Secrets of Lightspace, Work Product, customer lists, prospect lists, forms, manuals, records, correspondence, contracts, notes, memoranda, notebooks and other documents of the Company, software media, equipment, and other intangible and tangible property owned by the Company.

Name & Likeness Rights, etc. You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes the Company deems necessary, provided that after your employment it is not used in a manner indicating you are still employed with the company.

Term of Employment. As Lightspace is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished. Your employment with the Company is at will, and therefore, may be terminated by you or the Company at any time and for any reason, with or without cause, and with or without notice. This "at will" employment relationship may not be modified by any oral or implied agreement.

Additional Benefits. As stated above, Lightspace has contracted with Administaff to provide payroll, benefits and HR administration services on behalf of Lightspace. Information about these benefits is included with this letter and additional information will be available on-line over the web on the terms and conditions included in the End User License Agreement (EULA) each new employee must accept in order to access Administaff's on-line self-service portal.

You may indicate your acceptance of this offer by signing on the appropriate space indicated below. Please bring the necessary documents required to verify your identity and eligibility to work in the United States. A list of acceptable documents is described on the enclosed I-9 form. Also, if you have not already done so, please complete the enclosed Application for Employment for our files and submit it prior to your first day of work. Finally, as a condition of your employment, you will be required to sign our Proprietary Information and Inventions Agreement (enclosed) as well as our standard Arbitration Agreement (enclosed).

This offer is valid until April 27, 2007. If not signed, accepted and returned to Lightspace by this date, the offer is automatically withdrawn. We further understand that your start date will be April 30, 2007.

We are all excited about the opportunity to work with you. On behalf of all our team members, let me extend a sincere Welcome Aboard!

Sincerely,



Gary Florindo
President & CEO

Enclosures: delivered separately


I accept the above terms of employment as stated:


Signature:                                     Date:
          -------------------------------           ----------------------------

Louis Nunes